EXHIBIT 10.33

XTO ENERGY INC.

AMENDED AND RESTATED AGREEMENT FOR GRANT

This Amended and Restated Agreement for Grant (this “Agreement”) is executed and effective on the 18th day of November, 2008, by and between XTO ENERGY INC., a Delaware corporation (the “Company”), and [form for KEITH A. HUTTON, VAUGHN O. VENNERBERG II, LOUIS G. BALDWIN AND TIMOTHY L. PETRUS] (the “Executive”).

RECITALS

A. The Company and the Executive entered into that certain Agreement for Grant of Performance Shares (the “Agreement for Grant”) dated as of February 20, 2001, to provide that performance shares would be granted to the Executive in the event of a Change in Control of the Company, which Agreement was amended on May 24, 2001, amended and restated to provide for a lump-sum cash payment in lieu of performance shares effective as of October 15, 2004, and again amended on November 21, 2006.

B. The Company and the Executive desire to amend and restate the Agreement for Grant for compliance with Section 409A of the Code (as defined below).

WITNESSETH:

WHEREAS, the Board of Directors of the Company and the Compensation Committee (as hereinafter defined) recognize that the current business environment makes it difficult to attract and retain highly qualified key employees unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow a Change in Control (as defined below) of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause key employees to consider major career changes in an effort to ensure financial security for themselves and their families; and

WHEREAS, the Company desires to ensure fair treatment of its key employees in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty; and

WHEREAS, the Company recognizes that its key employees will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such key employees to be in a position, free from personal, financial and employment considerations, to assess objectively and pursue aggressively the interests of the

Company and its stockholders in making these evaluations and carrying on such negotiations; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

1.1 Board. The Board of Directors of the Company.

1.2 Change in Control. A “Change in Control” shall mean the occurrence of one or more of the following events as objectively determined based upon all of the facts and circumstances without the exercise of discretion by the Board: (i) a Change in Ownership of the Company; (ii) a Change in Effective Control of the Company; or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Company. For purposes hereof:

(a) “Acting as a Group” shall mean “acting as a group” as such phrase is defined under Section 409A of the Code and the regulations or other guidance issued thereunder.

(b) “Change in Ownership” shall mean that any one person or more than one person Acting as a Group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of any additional stock by the same person or persons shall not be considered a Change in Ownership or a Change in Effective Control.

(c) “Change in Effective Control” shall mean that either:

(1) any one person or more than one person Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(2) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph (2) the Company refers solely to the “relevant corporation” (as such term is defined in Section 409A of the Code and the regulations or other guidance issued thereunder) for which no other corporation is a majority shareholder.

Notwithstanding the foregoing, if any one person or more than one person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control by the same person or persons shall not be considered to cause a Change in Effective Control.

(d) “Change in the Ownership of a Substantial Portion of the Assets” shall mean any one person or more than one person Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value equal to more than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

A Change in the Ownership of a Substantial Portion of the Assets shall not be deemed to have occurred if Company assets are transferred to:

(1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) an entity, 50% or more of the total value of voting power of which is owned, directly or indirectly, by the Company;

(3) a person, or more than one person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in sub-paragraph (d)(3).

For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(e) For purposes of this Section 1.2, “Gross Fair Market Value” shall mean the value of the Company’s assets, or the value of the Company’s assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a “Change in Control” under this Plan.

For purposes of this Agreement, if the Executive’s employment with the Company is terminated by the Company other than for “Cause” (as defined in the Second Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (the “Severance Plan”)) prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control, then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change in Control.

1.3 Common Stock. The common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be.

1.4 Compensation Committee. The Compensation Committee of the Board of Directors of the Company.

1.5 Fair Market Value. The closing market price on the date of the Change in Control or on the next business day, if such date is not a business day, or if no trading occurred on such date, then on the first day preceding such date on which trading occurred, of a share of Common Stock traded on the New York Stock Exchange, or any other public securities market selected by the Compensation Committee; provided, however, that, if shares of Common Stock shall not have been traded on the New York Stock Exchange or other public securities market for more than 10 days immediately preceding such date or if deemed appropriate by the Compensation Committee for any other reason, the Fair Market Value of shares of Common Stock shall be as determined by the Compensation Committee in such other manner as it may deem appropriate.

ARTICLE II

PAYMENT UPON CHANGE IN CONTROL

2.1 Cash Payment. The Company shall pay to the Executive, in one lump-sum cash payment within five (5) days after the date of the Change in Control, an amount equal to the Fair Market Value of [SEE EXHIBIT A ATTACHED FOR NUMBER OF SHARES FOR EACH INDIVIDUAL] shares of Common Stock as of the date of the Change in Control.

2.2 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of the Common Stock such that an adjustment is necessary to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Compensation Committee shall adjust the number of shares of Common Stock stated in Section 2.1 above so that the fair value of such Common Stock immediately after the transaction or event is equal to the fair value of such Common Stock immediately prior to the transaction or event. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Award to violate Section 409A of the Code (as defined below).

2.3 No Set-off of Amounts Payable Hereunder. The Company’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

2.4 Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that at the time of payment by the Executive of all taxes (including additional excise taxes under said Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Gross-Up Payment, the Executive shall have an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The calculation of the Gross-Up Payment will be made in the same manner and in conjunction with any similar calculation of a gross-up payment under the terms of the Severance Plan or any employment agreement, if applicable. The Company shall pay the Gross-Up Payment to the Executive on the same date as the gross-up payment is paid under the Severance Plan or any employment agreement, if applicable, or, if no payment is to be made under the Severance Plan or an employment agreement, within twenty (20) business days after the payment is made hereunder.

2.5 Compliance with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent this Agreement provides for nonqualified deferred compensation, this Agreement is intended to be exempt from or otherwise satisfy the provisions of Section 409A of the Code. Without in any way limiting the effect of the foregoing, in the event that Section 409A of the Code requires that any special terms, provision or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and notwithstanding any provision in Section 4.2 to the contrary, this Agreement shall be reformed in such manner as the Board determines is appropriate to be exempt from or otherwise comply with Section 409A of the Code. In the event that this Agreement shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Board, nor its or their designees or agents shall be liable to the Executive for actions, decisions or determinations made in good faith. Further, the Executive has reviewed this Agreement with, and is relying solely on, his tax advisors as to the tax consequences of this Agreement, including the application of any taxes and penalties described in Section 409A of the Code; based on such review the Executive understands and agrees that notwithstanding the actions, decisions or determinations made in good faith by the

Company, the Board, or their designees or agents, this Agreement may be deemed not to comply with Section 409A of the Code, and the Executive understands and agrees that, in such case, any payment described herein may be subject to the taxes and penalties described in Section 409A of the Code.

ARTICLE III

SUCCESSORS TO COMPANY

This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder. As used herein, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article III or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

ARTICLE IV

DURATION AND AMENDMENT

4.1 Duration. This Agreement shall continue in effect until (1) the Executive’s employment is terminated, either by the Executive or by the Company, except as provided in the last paragraph of Section 1.2, or (2) the Agreement is terminated in accordance with Section 4.2. If a Change in Control occurs, this Agreement shall continue in full force and effect, and shall not terminate or expire, until after the Executive shall have received all of benefits to which he is entitled hereunder in full.

4.2 Amendment or Termination. This Agreement may not be amended or terminated except by a mutual written agreement signed by all parties.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

Company:	XTO Energy Inc.
810 Houston Street
Fort Worth, Texas 76102
Attention: Board of Directors

Executive:	[Address of each executive.]

Any party may change its address for purposes of this Section 5.1 by giving the other party written notice of the new address in the manner set forth above.

5.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. This Agreement is binding upon and inures to the benefit of Executive and Company and their respective heirs, personal representatives and permitted successors and assigns.

5.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

5.4 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision of this Agreement.

5.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement.

5.6 Severability. Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

5.8 Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim to arbitration.

(a) Arbitrator. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties. If the parties cannot agree on the arbitrator, then the appointing authority for the implementation of such procedure shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

(b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i) The arbitration proceedings shall be held in Fort Worth, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the arbitrator, then at a site chosen by the arbitrator;

(ii) The arbitrator shall be and remain at all times wholly independent and impartial;

(iii) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v) The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator;

(vi) The decision of the arbitrator shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 12% per annum; and

(viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c) Acknowledgment of Parties. Each party acknowledges that he or she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

5.9 Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year above written.

XTO ENERGY INC.

By:
Name:	Karen S. Wilson
Title:	Vice President – Human Resources

EXECUTIVE

Exhibit A

Section 2.1

Keith A. Hutton	687,500 shares
Vaughn O. Vennerberg II	583,333 shares
Louis G. Baldwin	166,667 shares
Timothy L. Petrus	156,250 shares